UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 18, 2006

SiRF TECHNOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000- 50669	77-0576030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

148 E. Brokaw Road San Jose, California	95112
(Address of principal executive offices)	(Zip Code)

(408) 392-8300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Entry into a Material Definitive Agreement

On January 18, 2006, the Compensation Committee of the Board of Directors of the Registrant (the “Compensation Committee”) approved the offer letter for Geoffrey Ribar, the Registrant’s newly appointed Senior Vice President Finance, effective January 18, 2006. The information required to be disclosed under this Item 1.01 with respect to the Mr. Ribar’s offer letter is set forth in the third paragraph under Item 5.02 of this Form 8-K and is incorporated by reference into this Item 1.01.

Change in Outside Director Compensation

On January 18, 2006, the Board of Directors, based on the recommendations of the Compensation Committee and Nominating and Corporate Governance Committee, approved the following changes to the outside directors’ compensation:

•	Increased the annual retainer fee for directors from $10,000 to $18,000.

•	Increased the annual retainer fee for the Chairman of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee from $6,000 to $15,000, $3,000 to $9,000 and $3,000 to $7,000, respectively.

•	Increased the annual retainer fee for members of the Audit Committee and Compensation Committee from $1,500 to $3,000 and $1,500 to $2,000, respectively. The annual retainer fee for members of the Nominating and Corporate Governance Committee remains $1,500.

•	Increased the fees for attending teleconference meetings from $500 to $750 per meeting. The fee for attending board meetings remains $1,500 per meeting.

•	Increased the fee for attending committee meetings in person and by telephone, video or other non-in-person attendance to $1,000 and $500 per meeting, respectively.

•	Increased the number of shares granted to each director annually from 15,000 shares to 18,000 shares, which will vest in full on the first anniversary of the grant date rather than over four years. The option granted upon first joining the Board remains 50,000 shares.

•	Eliminated the options granted for service as a member or chairperson of the various committees of the Board.

Amendment to a Material Definitive Agreement

On January 18, 2006, the Compensation Committee amended Section 4(b)(ii) the Company’s 2004 Stock Incentive Plan to:

•	increase the number of shares granted to each director annually from 15,000 shares to 18,000 shares;

•	change the vesting of the annual option grant from four years to one year; and

•	eliminate the grant of options to the members and chairpersons of the various committees of the Board.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 18, 2006, the Board of Directors of the Registrant appointed Geoffrey Ribar to be its Senior Vice President Finance, effective January 18, 2006, and accepted the resignation of Walter D. Amaral as Senior Vice President and Chief Financial Officer, effective March 31, 2006. Upon Mr. Amaral’s retirement, Mr. Ribar will also serve as the Registrant’s Chief Financial Officer.

Mr. Ribar, 47, joins the Registrant from Matrix Semiconductor, Inc., where he served as Senior Vice President and Chief Financial Officer since October 2003 until its acquisition by SanDisk Corp. in January 2006. Prior to joining Matrix, Mr. Ribar served as Senior Vice President and Chief Financial Officer of Asyst Technologies, Inc. from August 2001 to October 2003, and from August 2000 to August 2001 he served as Chief Financial Officer of IBEAM Broadcasting Corporation.

On January 18, 2006, the Compensation Committee approved Mr. Ribar’s offer letter. Mr. Ribar will receive a base salary of $250,000 per year. He is also eligible to receive an annual performance bonus of 30% of his base salary. Pursuant to his offer letter, Mr. Ribar will receive an option to purchase 170,000 shares of the Registrant’s common stock at an exercise price equal to the fair market value of the Registrant’s common stock on the date of grant. This option will vest as to 25% of the shares on the first anniversary of the grant date with the remaining vesting monthly thereafter; provided, however, if Mr. Ribar is terminated within one year of a change of control of the Registrant, other than for cause, the next six months of shares that have not vested as of that date will automatically vest. Mr. Ribar also received a restricted stock award of 30,000 shares of common stock, which will vest as to 10% of the shares on the first anniversary, 25% on the second anniversary, 50% on the third anniversary and 100% on the fourth anniversary.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 18, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 23, 2006

SiRF TECHNOLOGY HOLDINGS, INC.

By:	/s/ Walter D. Amaral
Walter D. Amaral
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 18, 2006.